Exhibit 10.2

[FORM OF CONSENT IN CONNECTION WITH AWARDS ISSUED

UNDER 2000 AND 2004 STOCK INCENTIVE PLANS]

_________, 2006

To:	[_____________]

From:	M. O. Burns – Chair, Compensation Committee

Re:	Awards Under 2000 and 2004 Stock Incentive Plans

Green Mountain Power Corporation (the “Company”) has agreed to merge with a subsidiary of Northern New England Energy Corporation (the “Merger”). Completion of the Merger is subject to the approval of the Company’s shareholders and the approval of the regulatory authorities.

The Company anticipates that its shareholders will be asked to approve the Merger at a special meeting of the Company’s shareholders. Although the Company expects that the Merger will be approved by the regulators, there is no assurance that the Merger will be approved or the date on which such approval will be received.

Approval of the Merger by the Company’s shareholders will affect your outstanding awards under the Company’s 2000 and 2004 Stock Incentive Plans. The following paragraphs describe how your outstanding awards will be affected. The following paragraphs also describe a change to the terms of your outstanding awards that has been approved, subject to your consent.

Vesting. All of your outstanding awards under the 2000 and 2004 Stock Incentive Plans will be vested or exercisable as of the date that the Merger is approved by the Company’s shareholders.

Automatic Cash Out. Section 7(a) of the 2000 and 2004 Stock Incentive Plans provide that, unless the Compensation Committee decides otherwise, before or after the grant, that outstanding awards (i) will be cashed out as of the date that shareholders approve the Merger and (ii) the cash payment will be based on the “Change in Control Price” (generally the highest trading price during the 60 day period immediately before the shareholders’ approval of the Merger).

As permitted by the 2000 and 2004 Stock Incentive Plans, the Compensation Committee of the Company’s Board of Directors has determined that outstanding awards will be cashed out as of the date the Merger is completed rather than as of the shareholders’ approval of the Merger. The Compensation Committee has also determined that the cash out of outstanding awards will be based on the value of the merger consideration, i.e., the cash payment that each shareholder receives for each share of Company common stock, rather than the “Change in Control Price” described above.

Green Mountain Power Corporation    163 Acorn Lane Colchester    Vermont 05446-6611    P(802)864-5731    F(802)655-8419    www.greenmountainpower.biz

The Compensation Committee took this action for several reasons. First, this action assures that the cash out of outstanding awards will be based on the same value received by the Company’s shareholders. Second, it avoids the cancellation of outstanding awards until the date that the Merger is completed (assuring that outstanding awards will remain in effect if, for some reason, the Merger is not completed). Third, this action postpones the Company’s obligation to make the cash out payment until it is certain that the Merger will be completed.

Participant Election. Section 7(c) of the 2000 and 2004 Stock Incentive Plans provide that each participant may elect, after the shareholders’ approval of the Merger and before the Merger is completed, to receive a cash out payment based on the highest trading price during the 60 day period immediately before the date of the participant’s notice.

The Compensation Committee has determined that the election provided by Section 7(c) of the 2000 and 2004 Stock Incentive Plans will not apply to your outstanding awards held by officers and directors. This change will apply to your outstanding awards only if you consent to the Compensation Committee’s action. The Compensation Committee requests that you consent to this change for the same reasons described above. The Compensation Committee’s action, and your consent, will assure that your outstanding awards are cashed out on the basis of the same value received by the Company’s shareholders and will postpone the cancellation and cash out until it is certain that the Merger will be completed.

The Company hopes that you will consent to the Compensation Committee’s action. If you accept and agree to this action, please sign below and return this letter to Donald J. Rendall, VP & General Counsel. You should keep a copy of this letter for your records. Please feel free to contact Don Rendall if you have any questions about your outstanding awards or this letter.

Sincerely,

Merrill O. Burns

Chair, Compensation Committee

Green Mountain Power Corporation

Acceptance and Consent

I hereby accept and consent to the amendment of my outstanding Awards (as defined in the 2000 and 2004 Stock Incentive Plans) to eliminate my right to require the Company to cash out the Awards in accordance with Section 7(c) of the 2000 and 2004 Stock Incentive Plans.

Date:	Signed:

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